Exhibit 10.2

EXECUTION COPY

FROZEN SHOULDER LICENSE AGREEMENT

This FROZEN SHOULDER LICENSE AGREEMENT (the “Agreement”), effective as of November 21, 2006 (the “Effective Date”), is entered into by and between BioSpecifics Technologies Corp., a corporation organized and existing under the laws of Delaware (“BTC”), and the Research Foundation of the State University of New York for and on behalf of Stony Brook University, a nonprofit, educational corporation organized and existing under the laws of New York (the “Research Foundation”). BTC and the Research Foundation shall sometimes be referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

WHEREAS, the Research Foundation now wishes to license the University Know-How and the University Patents in respect of Frozen Shoulder to BTC, and BTC wishes to license the University Know-How and the University Patents in respect of Frozen Shoulder from the Research Foundation, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

For the purposes of this Agreement, the following capitalized words and phrases, whether used in the singular or plural, shall have the following meanings:

1.1   “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than 50% (or such lesser percent provided that ownership is accompanied by the power to direct the management or policies of the entity) of (a) the voting stock in the case of a corporation, or (b) the profits interest or decision-making authority in the case of an unincorporated business entity.

1.2   “Auxilium” means Auxilium Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware.

1.3   “Auxilium License Agreement” means the agreement dated as of June 3, 2004 by and between BTC and Auxilium, as amended on May 6, 2005 and as may be subsequently amended from time to time, by which BTC granted to Auxilium certain licenses, as defined therein.

1.4   “Combination Product” means any product containing both an agent or ingredient which constitutes a Licensed Product and one or more other active agents or ingredients which do not constitute Licensed Products.

1.5   “Development Program” means the clinical studies previously performed by B&W with injectable collagenase pertaining to Frozen Shoulder, as described more fully in Article II hereof.

1.6   “EMEA” means the European Medicines Evaluation Agency, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedure of the European Community, and includes any successor agency.

1.7   “Enzyme” means an enzyme constituted of collagenase obtained by fermentation of Clostridium histolyticum, purified by chromatography, lyophilized and substantially free from other proteinases, and any variants or derivatives thereof.

1.8   “European Union“ or “EU” means the countries of the European Union (or its successor) as constituted on the Effective Date and future members of the

European Union upon their admission for full membership with commercial rights and privileges.

1.9   “FDA” has the meaning set forth above in the recitals.

1.10  “Field” means the prevention or treatment of Frozen Shoulder.

1.11  “First Commercial Sale” means the first commercial sale of a Licensed Product by BTC under the terms of a Supply Agreement or by a Sublicensee to a Third Party.

1.12  “Frozen Shoulder” means the condition or syndrome of shoulder adhesive capsulitis or other conditions or syndromes of the shoulder.

1.13  “Indication” shall mean a pharmaceutical application of injectable collagenase.

1.14  “Information” means (a) techniques, technology, practices, methods, procedures, inventions, discoveries, knowledge, know-how, trade secrets, skill, experience, gene or protein sequences, technical data, test data, analytical and quality control data, formulas or software programs, and (b) all compounds, compositions of matter, cells, cell lines, assays, and all other biological or chemical materials and samples.

1.15  “Joint Inventions” means any inventions in the Field, whether patentable or not, which are jointly conceived, discovered, developed or otherwise made, during the Development Program by at least one BTC employee or person contractually required to assign or license the intellectual property rights covering such inventions to BTC and at least one Stony Brook employee or person contractually required by virtue of New York state law to assign or license the intellectual property rights covering such inventions to the Research Foundation.

1.16  “Licensed Products” means pharmaceutical products containing Enzyme as an active ingredient and any reformulation, improvement, enhancement, combination, refinement, or modification thereof, which are made, used and sold in the Field and the development, manufacture, use or sale of which would, in the absence of this Agreement, infringe one or more Valid Claims; provided however, the Licensed Products shall specifically exclude dermal formulations labeled for topical administration.

1.17  “MAA” means a Marketing Authorization Application filed with the EMEA.

1.18  “NDA” means a New Drug Application, Biologics License Application or a Product License Application filed with the FDA.

1.19  “Net Sales” means

(a)  with respect to sales of Licensed Products by BTC or its Affiliates, the gross sales price actually received less the following items to the extent they are paid and included in the invoice price:

(i)	customary trade discounts actually allowed;
(ii)	packing, freight, and insurance costs;
(iii)	sales, use, value-added and excise taxes;
(iv)	import, export and customs duties and taxes;
(v)	credit for returns, allowances or trades actually allowed; and
(vi)	government mandated rebates, if any; and

(b)  with respect to sales of Licensed Products by a Sublicensee (as defined below) where BTC has elected not to supply the Licensed Product, the net sales price as required to be reported to BTC by the Sublicensee pursuant to the written sublicense agreement between them. For purposes of clarification, if Auxilium acquires BTC, then notwithstanding any termination of the Auxilium License Agreement, the Net Sales price shall be the price that would have been reported by Auxilium to BTC under the Auxilium License Agreement as if the Auxilium License Agreement had remained in effect.

(c)  with respect to sales of Licensed Products by a Sublicensee (as defined below) where BTC has elected to supply the Licensed Product, the net sales price as required to be reported to BTC under the Supply Agreement entered into between them.

In the case of (a) and (b) above, sales by BTC, its Affiliates and Sublicensees to resellers or others for further formulation, processing, repackaging or relabeling shall be excluded, and only the subsequent resale to independent customers shall be deemed Net Sales.

In the case of Combination Products for which the agent or ingredient constituting a Licensed Product and each of the other active agents or ingredients not constituting a Licensed Product have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Products contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Products plus the other active agents or ingredients contained in the Combination Product. When separate market prices are not established, then the Parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combination Product in question, taking into account factors such as relative cost and relative therapeutic or diagnostic contribution.

1.20  “Patent” means any patent issued with respect to the Patent Applications, and any reissues or extensions thereof.

1.21  “Sublicensee” means Auxilium or any person or entity who receives in the future a sublicense from BTC pursuant to Article III hereof.

1.22  “Sublicense Income” means the upfront payments and milestone payments actually received by BTC from (i) Auxilium and included within the definition of Sublicense Income as defined in the Auxilium License Agreement, or (ii) any other Sublicensee pursuant to Article III hereof.

1.23  “Supply Agreement” shall mean any commercial supply agreement related to the manufacturing and/or supply of the Licensed Product between BTC and a Sublicensee or any Third Party.

1.24  “Territory” means all countries of the world.

1.25  “Third Party” shall mean any person or other entity other than BTC or its Affiliates.

1.26  “University Know-How” means (i) any proprietary Information or materials related to the manufacture, preparation, formulation, use or development of the Enzyme and the Licensed Products and shall include formulations, processes, techniques, formulas, biological, chemical, assay control and manufacturing, technical, pre-clinical, clinical or other data, methods, and know-how, and trade secrets; (ii) all Information, not generally known, which is owned by the Research Foundation or is rightfully held with right to sublicense as of the Effective Date, or which was developed, discovered, conceived, reduced to practice, or acquired by the Research Foundation or by Stony Brook inventors and assigned by Stony Brook inventors to the Research Foundation as a result of the Development Program and which (a) relates to the Licensed Products or (b) relates to the methods, processes or techniques for the manufacture or use of the Licensed Products and (iii) any Joint Inventions.

1.27  “University Patents” means the patent applications in respect of Frozen Shoulder that is covered by the assignment agreement attached hereto as Exhibit A, and any divisions, continuations and continuations-in-part thereof, any foreign patent applications corresponding thereto, and any patent issued with respect to such patent applications, and any reissues or extensions thereof.

1.28  “Valid Claim” means a claim of an issued and unexpired patent included within the University Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a governmental agency or court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II.
DEVELOPMENT PROGRAM

2.1   Frozen Shoulder Development Program. Pursuant to certain protocols, B&W, individually or collectively, together with other Stony Brook employees, performed certain pre-clinical, clinical, regulatory, process development and manufacturing work related to injectable collagenase pertaining to Frozen Shoulder.

ARTICLE III.
LICENSE GRANT

3.1   License Grant. The Research Foundation hereby grants to BTC and its Affiliates a worldwide exclusive license for the University Know-How in the Field and the University Patents in the Field. The Research Foundation hereby reserves all rights to any University Know How and University Patents outside of the Field. The Research Foundation further grants to BTC a worldwide exclusive license to use the University

Know-How and the University Patents to develop, manufacture, use and sell in any manner Licensed Products in the Field, except to the extent that BTC, its Affiliates or Sublicensees enters into a material transfer agreement, clinical trial agreement or any similar agreement that allows the Research Foundation to do research or clinical development. This grant is subject to the payment by BTC to Research Foundation of any consideration required to be paid by Article IV of this Agreement.

3.2   Government Rights. BTC acknowledges that the license granted to it hereunder are subject to a certain license granted to the United States government by the Research Foundation, as described in a letter dated as of October 6, 2006, a copy of which is attached hereto as Exhibit C.

3.3   Sublicenses.

(a)  BTC shall be entitled to grant sublicenses of its rights hereunder, provided that any Net Sales of Licensed Products by a BTC Sublicensee shall be deemed to be Net Sales of a Sublicensee for purposes of royalty payments due hereunder, and BTC shall remain obligated to pay all royalties due with respect to Licensed Products sold by BTC and any Sublicensee. If BTC shall grant any sublicenses in addition to the Auxilium License Agreement under this Agreement, then it shall obtain the written commitment of such additional Sublicensees to abide by all applicable terms and conditions of this Agreement and BTC shall remain fully responsible to the Research Foundation for the performance of all such terms by such additional Sublicensees. Upon the termination of this Agreement, each Sublicensee shall have the option to convert its sublicense to a direct license with the Research Foundation on the same terms as in the sublicense agreement.

(b)  The Research Foundation hereby acknowledges and consents to the sublicense that BTC has previously granted to Auxilium pursuant to the Auxilium License Agreement in respect of the Licensed Products.

3.4   Subagents. It is agreed that BTC has the right to take the following actions, none of which shall constitute a sublicense hereunder and none of which shall be subject to Section 3.3 herein:

(a)  appointing an agent or distributor to market, sell or otherwise dispose of Licensed Products; and

(b)  subcontracting the development, manufacture or packaging of Licensed Products.

3.5   Term. The term of said license will continue in effect for as long as the Licensed Products are sold.

ARTICLE IV.
ROYALTIES AND MILESTONE PAYMENTS

4.1   Royalties. <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

4.2   Royalty Period. The royalty obligations of BTC shall commence on the date of the First Commercial Sale and continue for the longer of (i) the last to expire Valid Claim of a Patent covering the Licensed Product or (ii) June 3, 2016.

4.3   Currency; Conversion; Taxes. Royalty payments shall be paid in U.S. Dollars at the address of the Research Foundation set forth in Section 11.6 below, or such other place as the Research Foundation may reasonably designate in writing, consistent with applicable laws and regulations. Any taxes which BTC or its Affiliates or Sublicensees shall be required by law to withhold or pay upon remittance of the royalty payments shall be deducted from the royalty payable to the Research Foundation and paid on its behalf as required. BTC shall furnish the original of any official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the average of the daily exchange rates for such currency quoted by the Wall Street Journal’s (New York edition) foreign exchange desk for each of the last three (3) banking days of each calendar quarter, or, in the case of sales by Sublicensees, using the exchange rates provided for in the written agreements between BTC and such Sublicensees.

4.4   Currency Transfer Restrictions. If in any country in the Territory the payment or transfer of royalties on Net Sales in such country is prohibited by law or regulation, BTC shall notify the Research Foundation of the conditions preventing such transfer, and shall deposit the blocked payments in local currency in a recognized banking institution in the relevant country for the credit of the Research Foundation.

4.5   Payments by Others. With respect to any sales of Licensed Products by BTC, its Affiliates or Sublicensees, BTC shall have the right to cause any Affiliate, Sublicensee or other designee to make direct payment to the Research Foundation of the royalties otherwise due for such sales. The Research Foundation shall accept such payments and the amount of royalties to be paid by BTC shall be reduced by the amount of such payments actually received by Research Foundation.

4.6   Offsets for Third Party Licenses. If the Parties agree in writing that BTC, its Affiliates or Sublicensees must obtain a license from an independent Third Party in order for BTC to manufacture, use or sell a Licensed Product and if BTC and the Research Foundation agree on the terms of such license (a “Third Party License”), then the Parties shall share the cost of that license as defined herein. Such cost includes license fees, royalties and other fixed costs associated with the Third Party License minus the costs apportioned to any Sublicensee. <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

4.7   Milestone Payments. <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>.

4.8   Payments Related to Sublicense Income. <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION>

ARTICLE V.
REPORTS, PAYMENTS AND ACCOUNTING

5.1   Royalty Reports and Payments. BTC agrees to make written reports and royalty payments to the Research Foundation within ninety (90) days after the close of each calendar quarter during the term of this Agreement, beginning with the quarter in which the First Commercial Sale occurs. These reports shall show for the calendar quarter in question all Net Sales of Licensed Products and the royalty due thereon, together with the same information for Licensed Products sold by Affiliates and Sublicensees (if applicable). With respect to sales of Licensed Products by Sublicensees, reports need only include information reflected in the reports required by Section 5.4 below which are actually received during the calendar quarter in question. Concurrently with the making of each report, BTC shall remit any royalty payment due for the period covered by the report. BTC will make a good faith attempt, using commercially reasonable biotech industry practices, to differentiate between Net Sales of Licensed Products and sales of similar products outside of the Field in calculating the amount of the royalty due hereunder to the Research Foundation. Absent manifest error, BTC’s good faith differentiation shall be binding and conclusive on the Parties.

5.2   Termination Report. Within ninety (90) days after the date on which BTC and its Affiliates and Sublicensees last sell any Licensed Products, BTC shall make a final termination report containing the same quarterly information required above.

5.3   Accounting. BTC agrees to keep written or digitally stored records for a period of three (3) years from the end of each reporting period in sufficient detail to enable the royalties payable to be determined, and further agrees to permit its books and records to be examined during normal business hours by an independent accounting firm, selected by the Research Foundation and reasonably satisfactory to BTC, from time-to-time on reasonable notice, but not more often than once per year. Such examination must be made confidentially and the auditing firm shall be required to enter into reasonable confidentiality agreements. The expense of such examination shall be borne by the Research Foundation except that in the event the results of the audit reveal a discrepancy in the Research Foundation’s favor of 10% or more, then reasonable out-of-pocket audit fees shall be paid by BTC. Any discrepancy will be promptly corrected by a payment or refund, as appropriate.

5.4   Third Party Reports. BTC agrees to require, as a term of any sublicense agreement, that the Sublicensee shall render written reports to BTC of Net Sales of Licensed Products no less frequently than twice per year and in sufficient detail to enable the royalties payable by BTC hereunder to be determined (“Third Party Reports”). BTC shall also require Sublicensees to keep records concerning Net Sales for a period of at least three (3) years, and to permit reasonable examination of such records by an independent accounting firm selected by BTC. Notwithstanding the foregoing, nothing in this Agreement shall be construed as enlarging, or requiring BTC to modify,

Auxilium’s, its Affiliate’s or its Sublicensee’s existing reporting and record keeping obligations pursuant to the Auxilium License Agreement.

5.5   Confidentiality of Reports. The Research Foundation agrees that the information set forth in (a) the reports required by Sections 5.1 and 5.2, (b) the records subject to examination under Section 5.3, and (c) all Third Party Reports, shall be maintained in confidence by the Research Foundation and any independent accounting firm selected under Section 5.3, shall not be used for any purpose other than verification of the performance by BTC of its obligations hereunder, and shall not be disclosed by the Research Foundation or such accounting firm to any other person.

ARTICLE VI.
WARRANTIES; DISCLAIMED WARRANTIES; INDEMNIFICATION

6.1   Title; Authority. The Research Foundation represents and warrants that B&W, by virtue of New York state law, have assigned to the Research Foundation all of the rights pertaining to the University Know-How and the University Patents licensed to BTC hereunder and that therefore the Research Foundation has the full unrestricted legal right to enter into this Agreement and to grant the licenses granted hereunder.

6.2   No Other Licenses Granted. The Research Foundation represents and warrants that it has not granted any license pertaining to the University Know-How or the University Patents to any party other than to BTC pursuant to this Agreement. In addition, after reasonable investigation, the Research Foundation to the best of its knowledge is not aware that B&W, individually or collectively, have granted any license pertaining to the University Know-How or the University Patents to any Third Party, other than the United States government, as set forth in Section 3.2 of this Agreement.

6.3   No Known Infringement. As of the Effective Date, the Research Foundation has not received any notice of infringement of or conflict with any patent, trade secret, copyright, trademark or other intellectual property right of any other person with respect to the University Know-How.

6.4   No Warranty of Non-Infringement. Nothing in this Agreement shall be construed as a warranty or representation that any Licensed Products made, used or sold pursuant to any license granted hereunder is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other intellectual property rights of Third Parties.

6.5   Indemnification by Research Foundation. Notwithstanding the absence of any warranty of non-infringement, the Research Foundation shall, during the term of this Agreement and thereafter, indemnify and hold harmless BTC, its Affiliates, Sublicensees and its and their directors, officers, agents and employees, from any losses, damages, expenses and liabilities of any kind (including legal expenses and reasonable attorneys’ fees and costs ) resulting from the Research Foundation’s gross negligence or willful misconduct in connection with:

(a)  the action or inaction of the Research Foundation, its Affiliates or B&W; or

(b)  any breach of this Agreement by the Research Foundation or its Affiliates.

6.6    Indemnification by BTC. BTC shall, during the term of this Agreement and thereafter, indemnify and hold harmless the Research Foundation and its Affiliates and its and their directors, officers, agents and employees, from any losses, damages, expenses, and liability of any kind whatsoever (including legal expenses and reasonable attorneys’ fees and costs) resulting from BTC’s (and its Affiliates’ and Sublicensees’) gross negligence or willful misconduct in connection with the manufacture, use, testing, sale or advertisement of Licensed Products; provided, however, that in no case will the foregoing indemnity obligation apply to the extent that such claim, proceeding, loss, expense, or liability is the result of:

(a)  any action or inaction of the Research Foundation or its Affiliates, or its or their agents; or

(b)  any alleged or actual infringement by the University Know-How of any patents, copyrights, trademarks, trade secrets or other intellectual property rights of Third Parties; or

(c)  any breach of this Agreement by the Research Foundation.

ARTICLE VII.
TERM AND TERMINATION

7.1   Term. Unless earlier terminated in accordance with this Article VII, this Agreement and the licenses granted hereunder shall continue in effect until the termination of BTC’s royalty obligations. Thereafter, all licenses granted shall become fully paid-up, irrevocable exclusive licenses.

7.2   Termination by the Research Foundation for Default. The Research Foundation may terminate this Agreement if BTC commits any material default of any of BTC’s material obligations, by notice to BTC specifying in reasonable detail the nature of the default, provided that such default has not been remedied within ninety (90) days of such notice.

7.3   Termination by BTC. BTC may terminate this Agreement (a) on 30 days’ notice to the Research Foundation if BTC elects to cease utilizing all license rights granted hereunder or (b) if the Research Foundation or any of its Affiliates is in material default of any of the Research Foundation’s material obligations or covenants, which default has not been remedied within ninety (90) days of notice to the Research Foundation specifying in reasonable detail the nature of the default.

7.4   Termination for Bankruptcy. If voluntary or involuntary proceedings in bankruptcy by or against a Party are instituted under any insolvency law, or a receiver or custodian is appointed for a Party, or proceedings are instituted by or against a Party for corporate reorganization or dissolution, which proceedings shall not have been dismissed within sixty (60) days after the date of filing, or if a Party makes an assignment for the benefit of creditors, or substantially all of the assets of a Party are seized or attached and not released within sixty (60) days thereafter (that Party, a “Bankruptcy Party”), then the other Party may immediately terminate this Agreement by notice to the Bankruptcy Party. However, in the event that the other Party elects not to terminate the Agreement, the Parties intend that the rights and licenses granted under this Agreement shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (or any equivalent provision of applicable foreign law), licenses or rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code.

7.5   Rights and Obligations Upon Termination. Following termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that arose prior to the date of such termination. After termination, BTC and its Affiliates and Sublicensees may complete Licensed Products in the process of manufacture at the date of termination and sell them along with any other Licensed Products in inventory, provided that BTC shall pay royalties as required by Article IV and shall submit the reports required by Article V for such Licensed Products.

7.6   Return of Confidential Information. Upon termination of this Agreement, BTC shall return or destroy all University Know-How that is written, to the Research Foundation, provided that BTC may retain one copy of all written materials for legal and archival purposes only.

7.7   Third Party Beneficiary Status of Auxilium. In the event of BTC’s bankruptcy and inability to perform its obligations hereunder, Auxilium shall have the right to cure any default by BTC and perform BTC’s obligations, and enforce BTC’s rights, hereunder, as a third party beneficiary.

ARTICLE VIII.
CONFIDENTIALITY, DISCLOSURE, AND PUBLICATIONS

8.1   Confidentiality.

(a)  During the term of this Agreement and for a period of five (5) years following its expiration or termination, each Party shall maintain in confidence all Information disclosed by the other Party which is marked or identified as confidential or which the receiving Party has reason to know is confidential or proprietary (referred to herein as “Confidential Information“), and shall not disclose Confidential Information to anyone except those Affiliates, Sublicensees, employees, subagents, consultants, or subcontractors having a “need to know” in order to carry out the receiving Party‘s activities as contemplated by this Agreement. Each receiving Party shall obtain written agreements from its Affiliates, Sublicensees, employees, subagents, consultants or subcontractors, prior to disclosure to them of Confidential Information, obligating them to hold in confidence and not use any Confidential Information except as permitted by this Agreement. Notwithstanding the foregoing sentence, if employees or consultants of a receiving Party have previously signed general confidentiality agreements in favor the receiving Party as employer, and if those agreements bind the employees or consultants to protect Information disclosed hereunder to at least the same extent required by this Section , then it shall be sufficient for the employing Party to (i) notify the employees or consultants of the fact that Information disclosed hereunder is governed by such confidentiality agreements and (ii) identify to such employees or consultants the specific Information so governed. Each Party shall use the same degree of effort used to protect its own most valuable proprietary Information from unauthorized use or disclosure, and shall be responsible for ensuring compliance with these obligations by its Affiliates, Sublicensees, employees, subagents, consultants and subcontractors. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the other’s Confidential Information.

(b)  The receiving Party shall not use Confidential Information for any purpose, including for the development of products in the Field, except as specifically permitted by this Agreement.

8.2   Exceptions. The obligation of confidentiality and non-use in this Article shall not apply to the extent that:

(a)  either Party (the “Recipient”) is required to disclose Confidential Information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or

(b)  the Recipient can demonstrate that (i) the disclosed Information was, at the time of disclosure to the Recipient, already in the public domain or which, after disclosure, becomes part of the public domain other than as a result of action of the Recipient, its Affiliates, Sublicensees, employees, subagents, consultants or subcontractors in violation hereof; (ii) the Recipient can demonstrate that the disclosed Information was rightfully known or independently developed by the Recipient or its Affiliates prior to the date of disclosure to the Recipient, or (iii) the disclosed Information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party or

(c)  the disclosure is made to the FDA, EMEA or other regulatory agency as part of a product approval process.

8.3   Legally Compelled Information. In the event that either Party becomes legally compelled to disclose any Confidential Information belonging to the other Party, it shall notify the other Party prior to disclosure so that the other Party can seek a protective order or other appropriate remedy.

8.4   Publications. Prior to public disclosure of or submission for publication of an abstract, manuscript or oral presentation describing the results of any aspect of the Development Program or other scientific activity between BTC and the Research Foundation, the Party disclosing or submitting such abstract, manuscript or oral presentation (“Disclosing Party”) shall send the other Party (“Responding Party”) by a recognized delivery service for next day delivery a copy of the abstract, manuscript or oral presentation materials to be submitted. The Responding Party shall have 30 days, in the case of an abstract or oral presentation materials, or 60 days, in the case of a manuscript, from the date of receipt of the abstract, manuscript or oral presentation materials. If the Responding Party believes the subject matter of such abstract, manuscript or oral presentation contains Confidential Information or a patentable invention of significant commercial value to the Responding Party, then prior to the expiration of the relevant period, the Responding Party shall notify the Disclosing Party in writing of its determination and the basis for its conclusion. Upon receipt of such notice, the Disclosing Party shall delay public disclosure of or submission of abstract, manuscript or oral presentation for an additional period of 60 days to permit preparation and filing of a patent application on the disclosed subject matter. No publication or presentation shall be made by the Disclosing Party unless and until the Responding Party’s comments have been addressed and any information determined by the Responding Party to be Confidential Information of the Responding Party has been removed. Determination of authorship for any paper or inventorship for any patent shall be in accordance with accepted scientific practice or patent law, as appropriate. Should any questions of authorship or inventorship arise, they will be determined by good faith consultation between the senior management of the respective Parties.

ARTICLE IX.
PATENT MATTERS

9.1   Filing and Prosecution of Patents.

(a)  During the term of the Agreement, BTC or any Sublicensee, pursuant to any sublicense agreement, shall have the right to, and in the reasonable exercise of its commercial discretion, prepare, file, prosecute, maintain, renew and defend all of the patents and applications included within the University Patents in the countries where such University Patents are filed as of the Effective Date. In the event that neither BTC nor any of its Sublicensees intend to file for patent protection or wish to continue preparation, prosecution, or maintenance of the patents and applications included within the University Patents, then BTC shall give at least thirty (30) days advance notice to the Research Foundation, and in no event less than a reasonable period of time for the Research Foundation to act. In such case, the Research Foundation shall have the right to prepare, file, prosecute, maintain, renew and defend all of the patents and applications included within the University Patents in the countries where such University Patents are filed as of the Effective Date.

(b)  BTC or its Sublicensee shall be responsible for all costs and expenses incurred for such prosecution and maintenance. At BTC’s or any of its Sublicensee’s request, the Research Foundation shall cooperate and provide BTC or such Sublicensee with all necessary assistance and documentation in connection with the filing, prosecution and maintenance of all applications included within the University Patents. At the request of the Research Foundation, BTC or its Sublicensee will provide the Research Foundation with reports relating to the filing, prosecution and maintenance of the University Patents and copies of any intended filings.

9.2   Enforcement of University Patents.

(a)  In the event that either Party becomes aware of a suspected infringement of a University Patent, or of the institution by a Third Party of any proceedings alleging the invalidity or unenforceability of any University Patent, such Party shall promptly notify the other Party, and, following such notification, the Parties shall confer. BTC or any Sublicensee, pursuant to any sublicense agreement, shall have the right, but shall not be obligated, to prosecute an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. BTC may deduct any unreimbursed litigation expenses and legal fees from any recovery of damages or settlement received by BTC from any such suit, and twenty percent (20%) of the balance of the proceeds shall be paid to Research Foundation. The Research Foundation will reasonably assist BTC or its Sublicensee in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by BTC or its Sublicensee or if required by law, provided that BTC shall pay or reimburse the Research Foundation for all costs which the Research Foundation may incur in providing such asssistance. If BTC or its Sublicensee elect not to bring any action for infringement or defend any proceeding challenging any claims in an issued patent included within the University Patents within 90 days of being requested to do so, the Research Foundation may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. BTC or its Sublicensee will reasonably assist the Research Foundation in any action or proceeding if so requested by the Research Foundation or required by law, provided that the Research Foundation shall pay or reimburse BTC or its Sublicensee for all costs which BTC or its Sublicensee may incur in affording such assistance. No settlement of any action or proceeding may be entered into by either Party without the prior written consent of the other, which consent, in the case of the Research Foundation shall not be unreasonably withheld, and in the case of BTC or any Sublicensee may be withheld in BTC’s or any Sublicensee’s sole and absolute discretion.

(b)  If either Party brings such an action or defends such a proceeding and subsequently ceases to pursue it or withdraws therefrom, that Party shall promptly notify the other Party who may then substitute itself for the withdrawing Party under the terms of this Section.

ARTICLE X.
DISPUTE RESOLUTION; ARBITRATION

10.1   Exclusive Remedy. The Parties agree that the terms of this Article shall be the exclusive means of resolving any dispute, controversy or claim (a “Dispute”) arising out of or relating to this Agreement, except that either Party may seek injunctive relief or other provisional remedies from a court of competent jurisdiction if necessary to protect such Party’s name, intellectual property rights, or to prevent irreparable harm.

10.2   Good Faith Negotiations. In the event of any Dispute arising out of or relating to or in connection with any provision of the Agreement, or the rights or obligations hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) business days after such notice appropriate representatives of the Parties shall meet for attempted resolutions by good faith negotiations. If such representatives are unable to resolve such disputed matters, they shall be referred to the senior management of the respective Parties, for discussion and resolution. If they are unable to resolve the dispute within thirty (30) days (or such longer period of time as the Parties may agree to in writing) of initiating such negotiations, then the Parties must resort to binding arbitration, as set forth in Section 10.3 below.

10.3   Binding Arbitration. Any Dispute not so resolved shall be submitted, by a written notice of request to arbitrate given by either Party, to final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in force except as modified in accordance with the provisions of this Section. The arbitration proceedings shall be held in the City of New York in New York State.

10.4   Arbitrators. The arbitral tribunal shall be composed of three arbitrators, one appointed by each Party within 15 days, and the two arbitrators so appointed shall, within 15 days of their appointment, appoint a third arbitrator who shall act as Chairman of the tribunal. If the Dispute involves scientific or technical matters, at least 2 of the 3 arbitrators chosen shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology.

10.5   Procedures.

(a)  Prompt resolution of any Dispute is important to both Parties; and the Parties agree that the arbitration of any Dispute shall be conducted expeditiously. The arbitrators shall be instructed and directed to assume management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the Dispute. The arbitrators shall be directed that any arbitration shall be completed within 1 year from the filing of notice of a request for such arbitration.

(b)  The arbitrators shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute.

(c)  In arriving at decisions, the arbitrators shall apply the terms and conditions of this Agreement in accordance with the rules of law governing it in accordance with Section 11.4. The arbitrators are empowered to render the following awards in accordance with any provision of this Agreement: (i) enjoining a Party from performing any act prohibited, or compelling a Party to perform any act required, by the terms of this Agreement or any related agreement, and (ii) ordering such other legal or equitable relief, including any provisional legal or equitable relief, or specifying such procedures as the arbitrator deems appropriate, to resolve any Dispute submitted for arbitration. Any monetary award made and shall be payable in U.S. Dollars free of any tax or any deduction. The arbitrators shall issue to both Parties a written explanation in English of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching the decision. An award rendered in connection with an arbitration pursuant to this Article shall be the sole, exclusive, final and binding remedy between the Parties regarding the Dispute and any counterclaims made, and judgment upon any award may be entered and enforced in any court of competent jurisdiction.

10.6   Expenses. The award rendered by the arbitrators shall include the costs of arbitration, arbitrator fees, reasonable attorneys’ fees and reasonable costs for expert and other witnesses.

10.7   Confidentiality of Proceedings. The arbitration proceedings shall not be made public without the joint consent of the Parties, and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise required by law or permitted in writing by the other Party.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1   Indemnification Procedures. In the event either Party seeks indemnification under any provision for indemnification afforded by this Agreement, the following procedures shall be followed:

(a)  Notice of Claim. The Party seeking indemnification (the “Indemnitee”) shall give the other Party (the “Indemnifying Party”) prompt notice of any losses or of the discovery of facts upon which a request for indemnification may be made. The Indemnifying Party shall not be liable for any losses that it can show resulted from any delay in providing such notice. The notice must contain a description of the claim and the nature and amount of the loss (to the extent known), and shall include copies of all papers and official documents received in respect of any losses.

(b)  Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party claim by giving written notice to the Indemnitee within thirty (30) days of the Indemnitee’s notice. The assumption of the defense of a Third Party claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to the Indemnitee. Upon assuming the defense of a Third Party claim, the Indemnifying Party shall have the right to choose legal counsel and direct and control the defense in its sole discretion. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify the Indemnitee from the claim, the Indemnitee shall reimburse the Indemnifying Party for all costs and expenses incurred.

(c)  Right to Participate in Defense. The Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party claim and to employ counsel of its choice for such purpose; provided, however, that such participation shall be at the Indemnitee's own expense unless the indemnifying Party has failed to assume the defense, in which case the Indemnitee shall control the defense.

(d)  Settlement. If the Indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnitee for losses requiring only the payment of money damages in connection with a Third Party claim, and that will not result in the Indemnitee's becoming subject to injunctive or other, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such claim on such terms as the Indemnifying Party deems appropriate in its sole discretion. With respect to all other claims or losses, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such claim or loss provided it obtains the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any such claim without the prior written consent of the Indemnifying Party.

(e)  Cooperation of Indemnitee. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnitee shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested. Such cooperation shall include access to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making the Indemnitee’s employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall reimburse the Indemnitee for all its costs incurred in providing such cooperation.

(f)  Reimbursement of Expenses. The verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnitee in connection with any claim shall be reimbursed quarterly by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest its indemnification obligations, and such reimbursements shall be subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnitee.

11.2   Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other, except that BTC may assign this Agreement to a party which acquires (whether by merger, sale of assets or otherwise) all or substantially all of that portion of BTC’s business to which this Agreement pertains.

11.3   Entire Agreement. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes all previous agreements, whether written or oral. This Agreement may not be modified orally, but only by an instrument in writing signed by both Parties.

11.4   Choice of Law. The validity, performance, construction and effect of the Agreement shall be governed by the substantive laws of the state of New York without reference to conflicts of laws provisions.

11.5   Severability. If any provision of this Agreement is declared invalid or unenforceable by an arbitrator pursuant to Section 10.5 (or by a court whose decision is final and binding pursuant to subsection 10.1) that provision shall be deemed fully severable. The remaining provisions of this Agreement shall remain in full force and effect and will be construed as if the invalid or unenforceable provision had been deleted.

11.6   Notices. Any notice or report required or permitted to be given shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested. Such notices and reports shall be sent to the following addresses and persons (or such other address or person as a Party may provide by a communication complying with this section), and shall be effective upon personal delivery or 5 days after dispatch by mail or courier, whichever is applicable:

If to BTC,

BioSpecifics Technologies Corp.
35 Wilbur Street
Lynbrook, New York 11563
Tel: (516) 593-7000
Fax: (516) 593-7039
Attn: President

with a copy to:

Carl A. Valenstein
Thelen Reid & Priest LLP
701 8th Street NW
Washington, DC 20001
Tel: (202) 508-4195
Fax: (202) 654-1836

If to the Research Foundation,

Office of Technology Licensing and Industry Relations
N5002 Melville
Memorial Library
Stony Brook, New York
11794-3369

Tel: (631) 632-9009
Fax: (631) 632-1505
Attn: Director

11.7   Waiver. The delay or failure of any Party to require performance of any provision in any one instance shall not be deemed a waiver and shall not affect the right to enforce the provision later or in any other instance. The observance of any term or condition may be waived, either generally or in a particular instance by the Party entitled to enforce such term or condition, but shall only be effective if in writing and signed by such Party.

11.8   Force Majeure. If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder (other than an obligation to make a payment) by reason of force majeure, including an act of God, fire, flood, earthquake, war (declared or undeclared), acts of terrorism, public disaster, strike or labor unrest, governmental act, rule or regulation, or any other cause beyond such Party’s control, such Party shall not be liable to the other therefore and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The Party invoking such force majeure rights must notify the other Party within a period of 15 days from the first and last day of the force majeure unless it renders such notification impossible, in which case, notification shall be made as soon as possible. If the resulting delay exceeds 4 months, both Parties shall consult in good faith to determine an appropriate course of action.

11.9   Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship shall not constitute a partnership or agency of any kind. Neither Party may bind the other or make statements on behalf of the other without prior written consent.

11.10   Publicity. Neither Party shall use the name of the other Party in any publicity release without the prior written permission of the other, which shall not be unreasonably withheld. Except as required by law, neither Party shall publicly disclose the terms and conditions of the Agreement without the prior written consent of the other Party.

11.11   Headings. The captions used in this Agreement are inserted for convenience of reference only and shall not be construed to create obligations, benefits or limitations.

11.12   Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

BIOSPECIFICS TECHNOLOGIES CORP.		THE RESEARCH FOUNDATION OF THE STATE UNIVERSITY NEW YORK AT STONY BROOK

By:	/s/ Thomas L. Wegman	By:	/s/ Donna L. Tumminello
Name:	Thomas L. Wegman	Name:	Donna L. Tumminello
Title:	President	Title:	Assistant Director of Business Development
Date:	November 21, 2006	Date:	November 21, 2006

Signature Page to Frozen Shoulder License Agreement

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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